EXHIBIT III
                           -----------

[This document was filed with the State of Wisconsin, Department of Financial Institutions on March 24, 1999.]

                        State of Wisconsin
               Department of Financial Institutions

                     ARTICLES OF AMENDMENT

                               OF

                     CGC OF WISCONSIN, INC.


     Resolved, that Article IV, Section 4.1 of the Articles of
Incorporation of CGC of Wisconsin, Inc., filed on July 31, 1998, is amended to read as follows:

          "Section 4.l    The Corporation shall have authority to issue
     fifty million (50,000,000) shares of Common Stock of the par value of ten cents ($.10) per share and two hundred fifty thousand (250,000) shares of Preferred Stock of the par value of ten cents (.10) per share."

     This amendment was adopted on October 16, 1998, by the Board of Directors and Incorporators of the Corporation in accordance with secs.
180.1002 and 180.1005, Wis. Stats.

     Executed on this 22nd day of March, 1999.


                                   /s/ Edward L. Machulak
                                   _______________________________
                                   Edward L.  Machulak,
                                   President of CGC of Wisconsin, Inc.



This document was drafted by John E.  Machulak, Attorney.

Please return to:

John E. Machulak, Attorney
Machulak, Hutchinson, Robertson, O'Dess & Reilly, S.C.
1733 North Farwell Avenue
Milwaukee, Wisconsin   53202
(414) 271-0760